Exhibit 23.1
KPMG LLP
1601 Market Street
Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

The Board of Directors CSS Industries, Inc.:

We consent to the use of our reports dated May 25, 2016, with respect to the consolidated balance sheets of CSS Industries, Inc. and subsidiaries as of March 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended March 31, 2016, and the related financial statement schedule included in Item 15(a)2, and the effectiveness of internal control over financial reporting as of March 31, 2016, incorporated by reference herein and to the reference to our firm under the heading “Experts” herein.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 9, 2017